DATED    28 January 2000


(1)      AUTHORISZOR INC.



(2)      THE PERSONS NAMED IN THE FIRST SCHEDULE



(3)      BEESON GREGORY LIMITED

PLACING AGREEMENT relating to shares of common stock par value US$0.01 per share in AUTHORISZOR INC.

TITMUSS SAINER DECHERT

2 Serjeants' Inn
London EC4Y 1LT

Date:    28.1.2000
Ref:     C353/062581

INDEX

Clause                                                       Page number

               Recitals                                           1
1.             Definitions and interpretation                     2
2.             Conditions                                         8
3.             Agency                                             9
4.             Placing                                            10
5.             The Option                                         11
6.             Allotment                                          12
7.             Commissions and expenses                           13
8.             Warranties                                         14
9.             Indemnities                                        15
10.            Appointment of financial adviser                   20
11.            Further agreements of the Company                  20
12.            Termination                                        24
13.            Remedies and enforcement                           24
14.            Further agreements regarding the Placing           25
15.            Whole agreement                                    27
16.            Time of the essence                                28
17.            Notices                                            28
18.            Governing Law                                      29

Schedules

1.             The Directors                                      32
2.             Warranties                                         33
3.             Documents to be delivered                          53
4.             Terms and conditions of the Option                 52

Appendices

A.             Selling restrictions for offers and
               sales outside the USA                              54
B              Business Plan

THIS AGREEMENT is made 28 January, 2000

BETWEEN:

(1) AUTHORISZOR INC. a company incorporated and registered in the State of Delaware, USA and whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801 USA ("Company");


(2) THE SEVERAL PERSONS whose names and addresses are set out in the second schedule (each a "Director" and together the "Directors"); and

(3) BEESON GREGORY LIMITED a company registered in England and Wales with number 2316630 and whose registered office is at The Registry, Royal Mint Court, London EC3N 4EY ("Beeson Gregory").
RECITALS

(1) The Company was originally registered as a Colorado corporation on 30 January 1989 under the name Starlight Acquisitions Inc. On 10 May 1996, the Company acquired Toucan Mining Limited, the holding company of a mining group operating in South America. On 29 July 1996, the Company was merged into a newly formed holding company, which was registered as a Delaware corporation on 22 July 1996 under the name Toucan Gold Corporation. Effective as of 15 July 1999, Toucan Mining Limited sold its only operating subsidiary to Minmet plc in consideration for the issue of Minmet plc shares, the grant of certain warrants over Minmet plc shares and other consideration. On 27 January 2000, the Company sold the whole of the issued share capital of Toucan Mining plc (formerly Toucan Mining Limited) to Golden Ridge Group Limited for an aggregate consideration comprising (pound)500,000.

(2) On 22 July 1999, the Company acquired the whole of the issued share capital ITIS Technologies Limited, whose business comprised the basis of the Group's current business. On 25 August 1999, the name of the Company was changed to Authoriszor Inc. and the name of ITIS Technologies Limited was changed to Authoriszor Limited.

(3) On 12 January 2000, the Company's newly formed wholly owned subsidiary, Authoriszor Holdings Limited, acquired the whole of the issued share capital of Authoriszor Limited on the same date.

(4)  On 27 January 2000,  Authoriszor  Holdings  Limited agreed to subscribe for
     25.1 per cent. of the issued share capital of WRDC Limited with an option to acquire the balance of its issued share capital on the terms and subject to the conditions of the Acquisition Agreement. The Acquisition Agreement is conditional upon the Placing and is not otherwise capable of being terminated by the parties to it (other than by Authoriszor Holdings Limited).
                                         1

(5) The Company has agreed to issue 1,850,000 Shares to Placees who are not US Persons (as defined in Regulation S) procured by Beeson Gregory at the Placing Price and to issue the Investment Memorandum to such Placees (and to other potential or proposed placees identified by Beeson Gregory). Beeson Gregory has conditionally agreed to procure such Placees. The Company shall apply the proceeds of the Placing as described in the Investment Memorandum and (except with the prior approval in writing of Beeson Gregory) substantially in accordance with the Business Plan.

(6) At the date of this agreement the Company has an authorised share capital of 30,000,000 shares of common stock, par value US$0.01 each, and 2,000,000 shares of preferred stock, par value US$0.01 each, of which o shares of common stock are in issue and, save for the outstanding warrants over o shares of common stock and the outstanding options over o shares of common stock disclosed in the Information Memorandum, has not granted or created or agreed to grant or create any options or warrants or other rights in respect of any part of its unissued share capital (save for the Option referred to in clause 5 of this agreement).

1.   DEFINITIONS AND INTERPRETATION

     In this agreement (including the schedules hereto):

1.1 the following expressions shall, except where the context otherwise requires, have the meanings set out below:

              "Accountants"   means  Grant  Thornton  of  St.  Johns Centre, 110
              Albion Street, Leeds, West Yorkshire LS2 8LA

              "Accounts Date" means 30 June 1999;

              "Acquisition" means the subscription for shares in WRDC Limited by
              Authoriszor   Holdings   Limited   pursuant  to  the   Acquisition
              Agreement;

              "Acquisition Agreement" means an agreement dated 21 January 2000 between (1) Authoriszor Holdings Limited (2) WRDC Limited (3) the shareholders of WRDC Limited and (4) the Company relating to the subscription by Authoriszor Holdings Limited for shares in WRDC Limited;

              "Affiliate" means in relation to a specified person a person who, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified;

              "Agreed Form" means, in relation to any document, in a form previously agreed and signed or initialled by or on behalf of the Company and Beeson Gregory for the purposes of identification;

              "Allotment Date" means the date of allotment of the Placing Shares which is currently expected to be 18 February 2000;

              "Audited Accounts" means the audited consolidated balance sheets of the Group for the year ended on the Accounts Date and the audited consolidated profit and loss accounts and audited cash flow statements of the Group for the financial periods ended on the Accounts Date (including all related notes and directors' and auditors' reports);

              "Beeson Gregory's  UK  Lawyers"  means Titmuss Sainer Dechert of 2
               Serjeants' Inn, London EC4Y 1LT;

              "Board" means the board of directors of the Company;

              "Business Day" means a day, other than a Saturday or Sunday, on which banks are open for ordinary business in London;

              "Business Plan" means the Company's business plan as at the date of this agreement, a copy of which initialled by the Company and Beeson Gregory is attached as appendix "B";

              "Companies Act" means the UK Companies Act 1985 as amended;

              "Company's UK Lawyers" means Hammond Suddards of 2 Park Lane, Leeds LS3 1ES;


              "Company's US Lawyers" means Jenkens and Gilchrest, l.p.c., of 1445 Ross Avenue, Suite 3200, Dallas Texas 75202;

              "Condition Date" means the first date on which any of the events referred to in clause 2.4 occurs;

              "Conditions" the conditions set out in clause 2.1; and "Condition" shall mean any one of them or, where so specified, any particular one of them;

              "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

              "Engagement Letter" means the engagement letter dated 14 December 1999 between Beeson Gregory and the Company;

              "Engagement Term" has the meaning given to that expression in clause 10.3;

              "Exchange Act" means the US Securities Exchange Act of 1934, as amended;

              "FSA" means the UK Financial Services Act 1986;

              "Group" means the Company and its Subsidiaries;

              "Group Company" means the Company or any of its Subsidiaries;

              "Indemnified   Persons"   means  Beeson   Gregory  and  its  group
              undertakings and the respective directors, officers, agents and employees of Beeson Gregory and its group undertakings and each person who controls Beeson Gregory or any of its group undertakings; and in this definition the expression "group undertaking" shall have the meaning set out in section 259(5) of the Companies Act;

              "Information Memorandum" means the information memorandum to be dated the same date as this agreement prepared by Beeson Gregory in connection with the Placing;

              "Intellectual Property" includes (i) patents, trade marks, registered designs, database rights, domain names and any applications for any of the foregoing, and (ii) copyright, know-how, design rights and analogous rights, trade and business names, rights in confidential information, in each case howsoever arising and including any right or interest in any of the foregoing;

              "Legal Due Diligence Questionnaire" means the legal due diligence questionnaire prepared by Beeson Gregory's UK Lawyers and all supplemental written questions sent to the Company or its advisers by Beeson Gregory's advisers;

              "Listed Countries" means Belgium, France, Italy, Switzerland and the United Kingdom;

              "Lock-up Agreements" means the lock-up agreements in the Agreed Form entered into by the Company and Beeson Gregory with those directors of the Company who are directly or indirectly beneficially interested in Shares as at the date of this agreement;

              "Management Accounts" means the unaudited consolidated monthly balance sheets of the Group for the period from 30 June 1999 to 31 December 1999;

              "NASD" the North American Association of Securities Dealers;

              "Nasdaq NMS" means the NASD Automated Quotation National Market System based in the USA;

              "Option" has the meaning given to that expression in clause 5.1;

              "Option Shares" has the meaning given to that expression in clause 5.1;

              "Placees" means the institutional and other investors in the Listed Countries selected by Beeson Gregory as subscribers for Placing Shares under the Placing;

              "Placing" means the placing by Beeson Gregory on behalf of the Company of the Placing Shares with Placees on the terms of this agreement and the Placing Documents;

              "Placing Date" means the date on which the Placing takes place which is expected to be on or about 16 February 2000; "Placing Documents" means the Information Memorandum, the Placing Letter and the Press Announcement;

              "Placing letter" means the letter from Beeson Gregory to each of the Placees;

              "Press Announcement" means the press announcement in the Agreed Form relating to the Placing and the Acquisition;

              "Placing Price" means the price per Placing Share notified to the Company (after consultation therewith) by Beeson Gregory on or before the Placing Date which shall be such price as may be reasonably determined by Beeson Gregory based upon the indicative price range and the other criteria set out in the Information Memorandum;

              "Placing Shares" means the 1,850,000 unissued Shares subject to the Placing;

              "Properties" means the properties identified as being owned or occupied by the Group in the Information Memorandum;

              "Registration Rights Agreement" means the registration rights agreement in respect of the Placing Agreement in the Agreed Form to be entered into by the Company pursuant to this agreement;

              "Regulation S" means Regulation S (17 C.F.R. 230.901 through 905, inclusive) promulgated by the SEC under the Securities Act;

              "Regulations" means the UK Public Offers of Securities Regulations 1995, as amended;

              "SEC" means the US Securities and Exchange Commission;

              "Securities Act" means the US Securities Act of 1933, as amended;

              "Shares" means shares of common stock, par value US$0.01 each, in the Company, whether in issue as at the date of this agreement or to be issued as Placing Shares under the Placing;

             "Stock Plan" has the same meaning as in the Information Memorandum;

              "Subsidiaries" means the Subsidiary Undertakings of the Company referred to in the Information Memorandum; and "Subsidiary" shall mean any of them;

              "Subsidiary Undertakings" means any "subsidiary undertaking" of the Company from time to time (within the meaning given to that expression by section 258 of the Companies Act); and the expression "Subsidiary Undertaking" means any one or more of them;

              "Tax" "Taxes" or "Taxation" has the meaning given to those expressions in warranty 7.1;

              "Termination Date" has the meaning given to that expression in clause 12.4;

              "UK" means the United Kingdom of Great Britain and Northern
              Ireland;

              "UK Legal Comfort Letter" means a letter dated as at the date of this agreement from the Company's UK Lawyers addressed to Beeson Gregory and the Company in the Agreed Form;

              "US" or "USA" means the United States of America;

              "US Legal Comfort Letter" means a letter dated as at the date of this agreement from the Company's UK Lawyers addressed to Beeson Gregory and the Company in the Agreed Form;

              "US GAAP" means generally accepted accounting principles and practices in the USA;

              "Verification Notes" means the verification notes in the Agreed Form dated 28 January 2000 in relation to the information contained in the Information Memorandum;

              "Warranties" means the warranties contained in clause 8 and in the second schedule; and

              "Warrantors" the Company and the Directors.

1.2 words and expressions defined in the Information Memorandum bear the same meanings in this agreement unless otherwise defined in this agreement;

1.3 any reference to any recital, clause or schedule (other than to a schedule to a statutory provision) is a reference to a recital, clause of or schedule to this agreement and the recitals and schedules form part of and are deemed to be incorporated in this agreement;

1.4 any reference to a statute or statutory provision includes a reference to that provision as amended, re-enacted or replaced and any regulations or orders made under such provisions from time to time, in each case before the date of this agreement;

1.5 any reference to persons includes a reference to firms, corporations or unincorporated associations;

1.6 any reference to the singular includes a reference to the plural and vice versa and any reference to any gender includes a reference to each other gender;

1.7 any agreement, warranty, representation, indemnity, covenant or undertaking on the part of two or more persons shall, save where expressly provided to the contrary, be deemed to be given or made by such persons jointly and severally;

1.8 if any statement is qualified by the expression "to the best of the knowledge, information and belief" of any person, or "so far as the Warrantors are aware" or by any similar expression or otherwise by reference to a person's knowledge or awareness, that expression shall mean the awareness of that person having made due and careful enquiry;

1.9 words and expressions defined in the Companies Act bear the same respective meanings in this agreement;

1.10 headings and titles are used for ease of reference only and do not affect the interpretation of this agreement;

1.11 reference to a certified copy of a document being a certified copy shall be a reference to a copy of such document certified by any Director as being a true and complete copy of the original; and

1.12 any reference to "material" means material in the context of the Group as a whole or the Placing or material to any subscriber for or purchaser of Placing Shares.

2.   CONDITIONS

2.1 Subject as provided under clause 12, the obligations of the parties hereunder (other than the obligations of the Warrantors under this clause 2 and of the Company under clauses 7, 10, 13, 15, 16, 17 and 18) are conditional on the following matters being fulfilled:

2.1.1 the  publication  of  the  Press   Announcement  in  accordance  with  the
      requirements of NASD;

2.1.2 the Company having complied with all filing requirements of the SEC in respect of the Placing and the Acquisition;

2.1.3 all board and shareholder approvals of the Placing having been obtained by the Company on or before the date of the Information Memorandum;

2.1.4 the notice and filing requirements in the Listed Countries having been complied with on or before the date of the Information Memorandum;

2.1.5 the obligations of Beeson Gregory not having been terminated pursuant to clause 12;

2.1.6 the fulfilment by the Company of its obligations under clauses 6.2 and 6.3;

2.1.7 the Warranties being true, complete and accurate in all material respects on the date hereof and on every day up to and including the Allotment Date;

2.1.8 book building with proposed Placees in respect of the Placing Shares having been completed to the satisfaction of Beeson Gregory which Beeson Gregory shall confirm to the Company prior to the Placing Date;

2.1.9 Beeson Gregory having received opinions of the Company's US Lawyers confirming compliance of the Placing with Regulation S and US securities law and all relevant US regulations all in a form satisfactory to Beeson Gregory on or before the Placing Date;

2.1.10 all the documents listed in the third schedule having been delivered to Beeson Gregory on or before the date of this agreement (or on or before such later date as specified in the third schedule);

2.1.11 the Acquisition having become unconditional in all respects (save only for any condition relating to receipt by the Company of proceeds of the Placing); and

2.1.12 new stock certificates in respect of the Placing Shares being delivered to Beeson Gregory on or before 29 February 2000; and

       provided that Beeson Gregory may agree in writing to extend the date for fulfilment of any Condition to a later date (not being later than 10 March 2000).

2.2 Any Condition may be waived in whole or in part by Beeson Gregory in its absolute discretion by notice in writing to the Company.

2.3 The Company undertakes to Beeson Gregory to use all reasonable endeavours at the Company's own expense to fulfil or procure the satisfaction of the Conditions by the times and dates specified in clause 2.1.

2.4 Subject to the provisions of clause 11, if any Condition becomes incapable of being satisfied (and such Condition is not waived by Beeson Gregory) or if any Condition is not satisfied in accordance with clause 2.1 (or waived by Beeson Gregory in accordance with clause 2.7), this agreement (other than the obligations of the Warrantors under this clause 2.4 and under clauses 7, 10, 13, 15, 16, 17 and 18 shall have no further effect and in such event (and without prejudice to the terms of the Engagement Letter) no party to this agreement shall have any claim whatsoever against any other party to this agreement except in relation to any breaches prior to the relevant date, except that the Company shall forthwith pay (or indemnify Beeson Gregory to the extent that the same have been, or that it has been agreed that the same shall be, incurred by Beeson Gregory against) the sums set out in clause 7.2.

2.5 The Company shall deliver or procure the delivery to Beeson Gregory of the documents listed in the third schedule on or before the date of this agreement (or on or before such later date as specified in the third schedule).

3.   AGENCY

3.1 Beeson Gregory shall be entitled to offer the Placing Shares for subscription or sale or to invite offers to subscribe for or purchase the Placing Shares upon the terms and conditions set out in the Placing Documents.

3.2 The Company irrevocably and unconditionally appoints Beeson Gregory as its agent for the purposes of the Placing and procuring subscribers for or purchasers of the Placing Shares on the terms and subject to the conditions of this agreement and the Placing Documents. The Company confirms that this appointment confers on Beeson Gregory all powers and authorities on behalf of the Company which are necessary for or reasonably incidental to the purpose for which it has been appointed as agent and agrees to ratify and confirm everything which Beeson Gregory shall lawfully do in the exercise of such powers and authorities.

4.   PLACING

4.1 Beeson Gregory agrees with the Company that it shall use its reasonable endeavours to procure subscribers for the Placing Shares at the Placing Price on the terms of the Placing Documents. To the extent that Beeson Gregory fails to procure subscribers for the Placing Shares at the Placing price under the Placing, it shall itself subscribe as principal at the Placing Price for such Placing Shares as are not subscribed at the Placing Price by Placees under the Placing.

4.2 In full discharge of its obligations under this clause 4, Beeson Gregory will not later than 3 pm on 25 February 1999 pay to the bank account previously notified in writing by the Company to Beeson Gregory in immediately available funds the aggregate Placing Price of those Placing Shares, in respect of which either the Placing Price has been received by Beeson Gregory from Placees (together with any interest received thereon), or which Beeson Gregory has agreed pursuant to this clause 5 to subscribe as principal, after deducting the commission of Beeson Gregory referred to in clause 7.1, such of the amounts as are referred to in clause 7.2 as have been or which it has been agreed are to be incurred by Beeson Gregory in each case together with any VAT thereon.

4.3 Beeson Gregory agrees with the Company that it will not offer, sell or deliver any Placing Shares as part of its distribution under the Placing or otherwise, until one year after the later of (i) the time when the Placing Shares are first offered to persons other than distributors in reliance upon Regulation S or (ii) the date of closing of the Placing, within the United States or to, or for the account or benefit of, a US Person (as defined in the Securities Act) and that it will not engage in hedging transactions in the Shares, in each case except in compliance with the Securities Act. Beeson Gregory also agrees that it will send to each distributor, dealer or other person receiving a selling commission, fee or other remuneration from Beeson Gregory in connection with the Placing to which it sells Placing Shares a confirmation to the following effect:
     "Prior to investing in the Placing Shares or conducting any transactions in the Placing Shares, investors are advised to consult professional advisers regarding the above restrictions on transfer."

4.4 Beeson Gregory agrees that it will only place Placing Shares in the Listed Countries and will use all reasonable endeavours to ensure that such placing will be in accordance with the laws of those jurisdictions.

5.   OPTION

5.1 The Company grants to Beeson Gregory an option ("Option") to subscribe or procure the subscription for 92,500 Shares (apart from the Placing Shares) ("Option Shares").

5.2 The Option may be exercised by Beeson Gregory by written notice to the Company at any time beginning on the date of this agreement and ending 2 years following the date of this agreement.

5.3 The Option may be exercised in whole or on one or more occasion in parts. Exercise notices shall state the number of Option Shares in respect of which the Option is being exercised and shall designate the closing date for the delivery to Beeson Gregory or as it may direct of such Option Shares which shall be as set out in clause 6.5. Such closing date shall be not less than 3 Business Days following the date of the relevant exercise notice.

5.4 Any option notice may only be given on a Business Day and if given later than 5 pm on any Business Day shall be deemed to have been given on the next Business Day.

5.5  The price of the Option Shares shall be the Placing Price.

5.6 In full discharge of its obligations under this clause 5, Beeson Gregory will not later than 3 pm on the Business Day following the date on which any Option Shares are issued by the Company pursuant to clause 5.3 pay to the bank account previously notified in writing by the Company to Beeson Gregory in immediately available funds the aggregate Placing Price of such Option Shares.

6.   ALLOTMENT AND SALE

6.1 Subject to the terms and conditions of the Placing Documents, Beeson Gregory shall determine all matters in respect of the Placing, including (without limitation):

6.1.1 the identity of the Placees provided that Beeson Gregory shall consult with the Company in relation thereto; and

6.1.2 the allocation of the Placing Shares amongst such Placees.

6.2 The Company irrevocably undertakes to Beeson Gregory to allot Placing Shares to Placees under the Placing (or to Beeson Gregory as appropriate) with full title guarantee free from all liens, charges and encumbrances, equities and other third party rights of any nature whatsoever and on terms that they shall be fully paid and rank pari passu in all respects with the existing Shares including the right to receive all dividends and other distributions, the record date in respect of the payment of which shall occur on or after the date of the Information Memorandum.

6.3 If not so duly held and convened prior to execution of this agreement, upon execution of this agreement the Directors shall convene a meeting of the Board for the purpose of considering and passing resolutions to allot the Placing Shares to Placees under the Placing (or to Beeson Gregory as appropriate) in accordance with clauses 6.1 and 6.2 and approve the issue in compliance with Regulation S of new stock certificates to and the entry in the Company's register of such persons as allottees.

6.4 The Company shall or shall procure that its transfer agents shall deliver the relevant stock certificates in compliance with Regulation S in respect of the Placing Shares to Placees in accordance with clauses 6.1 and 6.2 on or before 29 February 2000.

6.5 On each occasion on which Beeson Gregory exercises the Option the Company shall or shall procure that its transfer agents shall deliver the relevant stock certificates in favour of Beeson Gregory or as it may direct in respect of those Option Shares in respect of which the Option is exercised to Beeson Gregory by 12 noon within 3 Business Days of the date the relevant date of exercise.

6.6 In order to facilitate the performance of the obligations of the Company contained in clauses 6.2 to 6.4 inclusive, Beeson Gregory shall, if reasonably required by the Company, provide the Company with a schedule of the Placees subscribing for Placing Shares and the number of Placing Shares for which each of them are subscribing.

6.7 Beeson Gregory shall be entitled to retain any interest earned on the sums to be paid to the Company referred to in this clause 6 in respect of the period from and including the receipt of such sums by Beeson Gregory until and including the dates for payment of such sums to the Company.

7.   COMMISSIONS AND EXPENSES

7.1 Beeson Gregory's fee in respect of its services to the Company in connection with the Placing shall comprise a commission equal to 5 per cent of an amount equal to the Placing Price multiplied by the aggregate number of Placing Shares plus, to the extent that any value added tax is chargeable on such commission, any value added tax thereon. Beeson Gregory shall be entitled to deduct such fee from the proceeds of the issue of the Placing Shares received by it. Beeson Gregory's fee shall also comprise the Option.

7.2 The Company shall pay (whether or not this agreement becomes unconditional pursuant to clause 2 or is terminated by Beeson Gregory pursuant to clause
     12) all costs and expenses of whatever nature properly incurred by Beeson Gregory in connection with the Placing including, without limitation, all reasonable out of pocket expenses, travel and hotel costs, all costs associated with the road show and marketing, the reasonable legal fees and expenses of Beeson Gregory's UK Lawyers, Beeson Gregory's US Lawyers and the lawyers responsible for the Foreign Lawyers Letters, the accounting fees and expenses of Grant Thornton, printing and postage costs, public relations costs and all the other costs and expenses arising from the Placing (together with all value added tax properly charged on such costs and expenses). Beeson Gregory shall be entitled to deduct such fees and expenses from the proceeds of the issue of the Placing Shares received by it.

7.3 Where any sum payable under this agreement is subject to value added tax, such sum will be paid together with the relevant amount of properly chargeable value added tax.

7.4 In the event of any inconsistency between this clause 7 and the Engagement Letter, the terms of this clause shall prevail.

8.   WARRANTIES

8.1 Each of the Warrantors jointly and severally warrants and represents to and undertakes with Beeson Gregory that each of the Warranties set out in the second schedule is now true complete and accurate and will be true complete and accurate in all material respects on each day between the date of this agreement up to and including the Allotment Date as if repeated on each such day with reference to the facts which shall then exist.

8.2 Each of the Warrantors shall procure that (save only as may be necessary to give effect to this agreement) neither it nor any company in the Group shall do, allow or procure any act or omission which would constitute a material breach of any of the Warranties upon the repetition of such Warranties from and including the date of this agreement up to and including the Allotment Date.

8.3 Each Warrantor undertakes to notify Beeson Gregory in writing upon becoming aware of any facts or circumstances which constitute or would be likely to constitute a material breach of any Warranty or which make or would be likely to make inaccurate or misleading any Warranty in any material respect.

8.4 If the Option is exercised after the Allotment Date each Warrantor undertakes to notify Beeson Gregory in writing ("Notification") if that Warrantor is or becomes aware of any facts or circumstances which constitute or might be likely to constitute a material breach of any Warranty or which make or would be likely to make inaccurate or misleading any Warranty in any material respect as if such Warranty were repeated on the date of exercise.

8.5 In this clause 8 and the second schedule, references to the Company shall, except where the context otherwise requires, be deemed to include additional and separate references also to each of the Subsidiary Undertakings whether or not it was a Subsidiary Undertaking at the relevant time.

8.6 The maximum liability of each Director under the Warranties and the indemnities under clause 9.1 shall be an amount equal to the number of Shares held by such Director at the date of this agreement (assuming all warrants and options held by such Director have been exercised and all Shares the subject thereof have been issued) multiplied by the Placing Price. The Warranties in respect of a breach of Warranty of which he could not reasonably have been aware, having made due and careful inquiry.

8.7 A Director shall, at his option, be entitled to satisfy any claim made against him under the Warranties by transferring such number of shares to Beeson Gergory (or as Beeson Gregory may direct) as shall, at the NASDAQ quoted price of the shares at the date of the claim, be equal to the value of the claim.

9.   INDEMNITIES

9.1 To the extent permitted by law the Company and each Director agrees to indemnify and hold harmless Beeson Gregory (for itself and as trustee for each of the other Indemnified Persons) against all liabilities, demands, claims, actions proceedings or judgments made, brought or established against any losses, claims, costs, charges and expenses (including reasonable legal fees and proper expenses) which the Indemnified Person as a result of or arising out of or in connection with:

9.1.1 the issue or despatch of the Placing Documents (or any of them);

9.1.2 the allotment, issue and sale or re-sale of the Placing Shares;

9.1.3 any breach or alleged breach of any of the Warranties or of any of the other provisions of this agreement;

9.1.4the Placing Documents not containing, or being alleged not to contain, all information material in the context of the Placing, whether required by statute or not, or any statement therein being, or being alleged to be, untrue, incorrect or misleading in any material respect;

9.1.5 any  breach  or  alleged   breach  of  the  laws  or  regulations  of  any
     jurisdiction resulting from the issue or distribution of the Placing Documents or the offer or the allotment, issue and sale or re-sale of the Placing Shares or the entering into or completion of this agreement;

9.1.6 the performance by Beeson Gregory of its services to the Company in connection with the Placing or the preparation and distribution of any of the Placing Documents;

9.1.7 any failure or alleged failure by the Company or any of its agents, employees, officers or professional advisers (other than the Indemnified Persons) to comply with any relevant statutory or regulatory requirements in relation to the Placing;

9.1.8 any allegation that Beeson Gregory failed to comply with its obligations pursuant to the any statutory or regulatory requirements in relation to the Placing;

9.1.9 any of the transactions contemplated by this agreement.

9.2  The indemnities contained in clause 9.1:

9.2.1 shall not extend to any actions, liabilities, demands, losses, claims, costs, charges and expenses to the extent that arise as a result of (i) negligence or wilful default on the part of Beeson Gregory or (ii) a breach by Beeson Gregory of its duties under the FSA or any other relevant regulatory requirement or (iii) a material breach by Beeson Gregory of this agreement; and

9.2.2shall not apply to the extent prohibited by law. 9.3 No claim shall be made against any of the Indemnified Persons by any party to this agreement (other than by Beeson Gregory) to recover any damage, cost, charge or expense which the Company, any Subsidiary Undertaking, the Directors or any subscriber for or purchaser of Placing Shares pursuant to the Placing or any subsequent purchaser or transferee thereof may suffer or incur by reason of or arising out of any underwriting and the placing of the Placing Shares, the allotment, issue and sale or re-sale of the Placing Shares or the publication or despatch of the Placing Documents, unless and except to the extent that such damage, cost, charge or expense arises as a result of
     (i) negligence or wilful default on the part of Beeson Gregory or (ii) a breach by Beeson Gregory of its duties under the FSA or any other relevant regulatory requirement or (iii) a material breach by Beeson Gregory of this agreement.

9.4 Should any amount paid or payable under clause 9.1 to Beeson Gregory or any of the other Indemnified Persons ("Recipient") be itself subject to tax in the hands of such Recipient or be required by law to be paid by the Company or any of the Directors under any deduction or withholding, the Company or the relevant Director (as the case may be) will pay to such Recipient such sum as will after any such tax, deduction or withholding leave such Recipient with the same amount as he would have received if no such tax had been payable and no deduction or withholding had been made.

9.5 Beeson Gregory enters into this clause 9 for itself and as trustee for each Indemnified Person on the following basis:

9.5.1 only Beeson Gregory may decide whether or not to enforce an Indemnified Person's right under the trust (and only it may decide the terms and conditions of that enforcement) and investigate a matter or give information to an Indemnified Person, in connection with the trust;

9.5.2 notwithstanding the trust, Beeson Gregory may enter into an agreement, arrangement or transaction with a person (including, without limitation, the Company) and may deal with his or its rights under this agreement without regard to an Indemnified Person's interest and is not liable to account to an Indemnified Person for any benefit realised by that agreement, arrangement, transaction or dealing; and

9.5.3 Beeson Gregory is not liable to another Indemnified Person for any of its acts or omissions as trustee.

9.6 Beeson Gregory agrees to inform the Company on behalf of itself and the Directors as soon as practicable about any claim brought or threatened against any Indemnified Person of which it becomes aware and in respect of which Beeson Gregory or any other Indemnified Person may seek indemnity under this clause 9 and in connection therewith shall:

9.6.1consult  with  the  Company  in  relation  to  all  significant   decisions
     concerning any such claim and shall have due regard to any reasonable request of the Company relating thereto; and

9.6.2 provide the Company with such information relating thereto and which it may reasonably request;

     except, in any such case, insofar as, in the reasonable opinion of Beeson Gregory (having consulted with its insurers), to do so would prejudice its own insurance arrangements in respect of any matter to which this clause 9 applies.

9.7 If Beeson Gregory makes a claim against any of the Directors for breach of any of the Warranties or under the indemnity contained in clause 9.1, none of the Directors shall have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the Company or any Subsidiary

     Undertaking or any associated company of the Company or any of their respective directors (other than the Directors), officers or employees and the Directors confirm to Beeson Gregory that no member of the Group has entered into any agreement or arrangement concerning the liability of the Directors or any of them for any breach of the Warranties or in relation to any other covenant, term or condition set out in this agreement.

9.8 The parties to this agreement (other than Beeson Gregory) agree with and acknowledge to Beeson Gregory that neither Beeson Gregory nor any of its officers, directors, employees, agents or advisers are or shall be responsible to such other parties for verifying the accuracy and/or fairness of any information in any of the Placing Documents or any other documents otherwise published or caused to be published in connection with the Placing.

9.9  The Company agrees:

9.9.1 to indemnify and hold harmless Beeson Gregory, its directors, officers, employees and agents and each person who controls Beeson Gregory within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other US Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Information Memorandum (or in any supplement or amendment thereto) or any information provided by the Company to any holder or prospective subscriber for or purchaser of Shares, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

9.9.2 to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

9.10 The Company will not be liable under clause 9.9 to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission or alleged omission made in the Information Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of Beeson Gregory or to the extent that such damage, cost, charge or expense arises as a result of (i) negligence or wilful default on the part of Beeson Gregory or (ii) a breach by Beeson Gregory of its duties under the FSA or any other relevant regulatory requirement or (iii) a material breach by Beeson Gregory of this agreement.

9.11 The indemnity in clause 9.9 will be in addition to any liability which the Company may otherwise have and in the event that it is unavailable to or insufficient to hold harmless an
                                        16

     Indemnified Person for any reason, the Company agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending them) (collectively "Losses") to which Beeson Gregory may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Beeson Gregory on the other from the offering of the Placing Shares. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the Placing received by it, and benefits received by Beeson Gregory shall be deemed to be equal to the total fees and commissions referred to in clause 8. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or Beeson Gregory on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and Beeson Gregory agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.

9.12 Notwithstanding the provisions of clauses 9.9 and 9.2, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10.  APPOINTMENT OF FINANCIAL ADVISER

10.1 The Company hereby appoints Beeson Gregory as its exclusive financial adviser, such appointment to be subject to 3 months written notice of termination by either party.

10.2 The Company will pay to Beeson Gregory an annual fee of (pound)25,000 plus VAT (if any) and reasonable disbursements payable quarterly in advance in respect of the services which Beeson Gregory normally provides as a UK financial adviser, the first payment being due on the Issue Date. Beeson Gregory shall not be obliged to undertake any specific assignments and shall be entitled to agree a separate fee with the Company in respect of them.

10.3 For so long as Beeson Gregory continues to be engaged by the Company as financial advisor ("Engagement Term"), the Company will consult with Beeson Gregory before undertaking any action which would require the issue of an announcement or circular or which would require shareholder approval or which is material in the context of the Placing and would require board approval or which would involve the issue of new securities or which would require notice to any regulatory body.

10.4 In relation to the appointment of Beeson Gregory as financial adviser, the standard terms and conditions of business of Beeson Gregory for time to time shall apply, except where the terms of this agreement and such standard terms.

10.5 Except  to  the  extent  specifically  excluded  by  this  agreement,   the
     Engagement Letter shall remain in force and continue to bind the Company and Beeson Gregory.

11.  FURTHER AGREEMENTS OF THE COMPANY

11.1 The Company agrees with Beeson Gregory as follows:

11.1.1 that it will not issue any amendment or supplement to the Information Memorandum of which Beeson Gregory shall not previously have been advised and approved and furnished with a copy or to which Beeson Gregory shall have reasonably objected in writing or which is not in compliance with any applicable law or regulation;

11.1.2 that it will promptly notify Beeson Gregory in the event of, at any time within the period of 90 days following the date of this agreement or, if longer, during the Engagement Period, the receipt by the Company of notice of the initiation or threatening of any proceeding for such purpose or any request, inquiry or order issued, given or sent by Nasdaq or the SEC relating to the Company, any of its Subsidiary Undertakings or any of their respective officers, directors, employees, shareholders or affiliates.

11.1.3 that the Company will make every commercially reasonable effort to prevent the issue of such any such order as is referred to in clause 11.1.2 and, if such an order shall at any time be issued, to obtain the withdrawal thereof at the earliest possible moment;

11.1.4 that Beeson Gregory is authorised to use the Information Memorandum as from time to time amended or supplemented in connection with the sale of the Placing Shares;

11.1.5 that, during the Engagement Period, the Company will furnish to Beeson Gregory 3 copies of all periodic and special reports furnished to shareholders of the Company and of all information, documents and reports filed with the SEC and/or Nasdaq;

11.1.6 that, without the prior written consent of Beeson Gregory, the Company will not, directly or indirectly, issue, sell, offer, contract to sell, pledge, grant any option to subscribe or purchase or otherwise dispose of, or publicly announce any intention to issue, sell, offer, contract to sell, pledge, grant any option to subscribe or purchase or otherwise dispose, of any shares or any securities convertible into or exchangeable or exercisable for or any rights to subscribe or purchase or acquire Shares or other equity securities or enter into any material transaction for a period of 10 Business Days following the Placing Date without the prior written consent of Beeson Gregory, such consent not to be unreasonably withheld or delayed;

11.1.7 that the Company's US Lawyers have explained to each of the directors of the Company the nature of their responsibilities and obligations as, respectively, directors of a US public company and directors of a company whose securities have been admitted to trading on Nasdaq;

11.1.8 that the net proceeds from the sale of the Placing Shares will be applied as set out in the Information Memorandum and (except with the prior approval in writing of Beeson Gregory) substantially in accordance with the Business Plan.

11.1.9 that it has not taken and will not take, directly or indirectly, any action which is designed to stabilise or manipulate, or which constitutes or which might reasonably be expected to cause or result in stabilisation or manipulation of, the price of any security of the Company in connection with the Placing;

11.1.10 to do all such acts as may be required to vest the Placing Shares in Placees (or Beeson Gregory as appropriate) and the Option Shares in Beeson Gregory or as it may direct in accordance with the provisions of clause 6;

11.1.11 that it will not create any pre-emption right, lien, charge, encumbrance or other adverse interest over any Placing Shares or Option Shares;

11.1.12 that the Placing Shares and the Option Shares will, as from the date when they are issued and are fully paid up, rank pari passu in all respects with, and be identical to, the existing Shares then in issue;

11.1.13 that it will register any transfer of Placing Shares or Option Shares within 10 Business Days of receipt and will despatch share certificates in compliance with Regulation S without delay;

11.1.14 that it will notify Beeson Gregory without delay of: (i) any major new developments in its sphere of activity which are not public knowledge which may by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business lead to a substantial movement in the price of the Shares in each case in so far as it is aware of such matters and (ii) any change in the financial condition of the Company or in the performance of its business or in the Company's expectation of its performance, the knowledge of which change is likely to lead to a substantial movement in the price of the Shares; and

11.1.15 that it will supply Beeson Gregory on a timely basis with copies of all its filings with Nasdaq and the SEC.

11.2 The Company undertakes to Beeson Gregory that between the date of this agreement and the date falling 90 days thereafter or, if this agreement is terminated prior the Placing Date, 30 days after such termination, it shall not without the prior written consent of Beeson Gregory, such consent not to be unreasonably withheld enter into or procure or permit itself or any Subsidiary Undertaking to enter into any transaction or take any action which would require shareholder approval.

11.3 Save as expressly required under this agreement or by applicable law or regulation, the Company shall not, and the Company shall procure that no Subsidiary Undertaking shall, make or despatch any public announcement, statement or communication concerning the Company or any Subsidiary Undertaking or any Affiliate in connection with the Placing (whether in response to enquiries or otherwise) between the date of this agreement and the date falling 90 days thereafter or, if longer, during the Engagement Term or, if this agreement is terminated prior to the Placing Date, 30 days after such termination, without the prior written consent of Beeson Gregory (not to be unreasonably withheld or delayed).

11.4 The Company undertakes to Beeson Gregory that it will at all times during the Engagement Term as soon as practicable:

11.4.1 notify Beeson Gregory in advance of, and discuss with Beeson Gregory the content, timing and manner of, any announcement of profits, losses or dividends in respect of any financial period of the Company or part of such period or any other announcement concerning the financial position, affairs or prospects of the Company or the Group and (to the extent practicable in the circumstances) discuss with Beeson Gregory any other information which is likely materially to affect the general character or nature of the business of the Group; and

11.4.2 forward to Beeson Gregory for perusal and discussion as to the timing of despatch and content of all proofs of all documents to be sent to holders of the Company's shares including, without prejudice to the generality of the foregoing, notices of meetings, forms of proxy and the directors' report and annual accounts, and all documents relating to takeovers, mergers, reorganisations or other schemes (including employee profit sharing schemes or share option schemes) and all press announcements which it is required to issue (other than trade announcements which are not of a price-sensitive nature).

11.5 The Company shall take all reasonable steps to procure that employees of the Company and the Subsidiary Undertakings and the advisers to and agents of the Company and the Subsidiary Undertakings observe the restrictions set out in clauses 11.2 to 11.4 (inclusive) as if they were parties to this agreement.

11.6 The Company shall and the Directors shall procure that the Company shall take all steps reasonably necessary to comply with all recommendations set out in the letters from Grant Thornton listed in the third schedule.

12.  TERMINATION

12.1 If, at any time on or prior to 8.30 am on the Placing Date:

12.1.1 there shall have occurred, happened or come into effect any material adverse change in national or international finance, economic, market or political conditions and/or in the business, financial position or prospects of the Company or any of the Subsidiary Undertakings or WRDC and, in the reasonable opinion of Beeson Gregory, arrived at in good faith and having consulted with the Company, the effect of such act or change is likely to cause a substantial deterioration in the price or value of the Placing Shares; or

12.1.2 there is a breach of any of the Warranties which Beeson Gregory reasonably considers to be material.

     then Beeson Gregory shall be entitled to terminate its obligations under this agreement by giving notice in writing to the Company at any time prior to 8.30 am on the Allotment Date.

12.2 If this agreement is terminated pursuant to clause 12, it shall cease and determine and such termination shall be without prejudice to any accrued rights or obligations of any party under this agreement and the provisions of this clause 12.2 and clauses 7, 10, 13, 15, 16, 17 and 18 shall remain in full force and effect.

12.3 The date of  service  of a notice  under  clause  12.1 is the  "Termination
     Date".

12.4 Notwithstanding any representations given by the Warrantors under this agreement, Beeson Gregory shall not be entitled to rescind this agreement except pursuant to clause 2 or this clause 12.

13.  REMEDIES AND ENFORCEMENT

13.1 Each of the Warranties, and the undertakings and indemnities referred to in clauses 8, 9, 11 and 14, shall remain in full force and effect notwithstanding the completion of the purchase and/or subscription of the Placing Shares and any Option Shares and the completion of the Placing until 4 months following the date of publication of the Group's audited accounts for the year ending 30 June 2002.

13.2 No neglect, delay or indulgence on the part of any party in enforcing any term or condition of this agreement or their rights or remedies under this agreement shall be construed as a waiver of any term or condition of this agreement or of its rights or remedies under this agreement, and the release or compromise by any party from or of the liability of any other party or the grant to any of them of any time or other indulgence shall not affect the liability of any other party.

13.3 This agreement shall be binding upon each of the parties hereto and its or his assigns, successors in title or legal personal representatives as the case may be.

13.4 If any amounts payable to any party under this agreement are overdue then interest shall be payable on the overdue amount at the annual rate of 2 percentage points above the base rate of National Westminster Bank plc from time to time from the due date up to and including the date of actual payment of such amounts compounded quarterly.

14.  FURTHER AGREEMENTS REGARDING THE PLACING

14.1 The Company will not, and will not permit any of its Affiliates to, resell any Placing Shares or Option Shares to a US Person.

14.2 Neither the Company, nor any of its or their Affiliates, nor any person acting on any of their behalves will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Placing Shares under the Securities Act.

14.3 Neither the Company, nor any of its Affiliates, nor any person acting on any of their behalves will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities
     Act) in connection with any offer or sale of the Placing Shares in the USA.

14.4 Neither the Company, nor any of its Affiliates, nor any person acting on any of their behalves will engage in any directed selling efforts (as defined in Regulation S) with respect to the securities.

14.5 The Company agrees to refuse to register any transfer of the Placing Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration supported by an opinion of counsel experienced in securities laws acceptable to Beeson Gregory establishing the availability of such exemption. The Company will give instructions to its transfer agent to the foregoing effect. The certificates representing the Placing Shares offered or sold in relation on Regulation S will bear the following legend:

              "THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE
              "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144
              THEREUNDER (IF AVAILABLE) OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.

              HEDGING TRANSACTIONS INVOLVING THE COMMON STOCK OF THE COMPANY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

14.6 The Company will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placing Shares.

14.7 The Company represents and warrants to and agrees with Beeson Gregory that:

14.7.1 it has not offered or sold, and will not offer or sell, any Placing Shares except in accordance with the restrictions set forth in Annex A hereto; and

14.7.2 neither it nor any person acting on its behalf has made or will make offers or sales of the Placing Shares in the USA by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the USA.

14.8 Beeson Gregory represents to the Company that it has offered and sold the Placing Shares, and will offer and sell the Placing Shares, (i) as part of their distribution at any time and (ii) otherwise until one year after the later of the commencement of the offering of the Placing Shares to persons who are not distributors, as defined in Regulation S, and the closing date of the offering of the Placing Shares hereunder, only in accordance with Rule 903 or 904 of Regulation S under the Securities Act. Accordingly, Beeson Gregory further represents and agrees that, so far as it is aware, all of the Placing Shares have been or will be sold in offshore transactions, that none of the Placing Shares have been or will be sold to, or for the account or benefit of, a US Person, that neither it, nor its officers or employees nor any persons engaged to act on its behalf, have engaged or will engage in any directed selling efforts with respect to the Placing Shares, and that it and they have complied and will comply with the offering restrictions requirement of Regulations S. Beeson Gregory agrees to engage in hedging transactions in the Shares only in accordance with the Securities Act. All terms in the above paragraph have the meanings ascribed to them in Regulation S.

14.9 The Company agrees to file as soon as reasonably practicable after the date of this agreement and in any event prior to the Placing Date an application for the Shares to be included in the Nasdaq NMS. The Company will use its best efforts to cause the NASD to accept such application and include the Shares in the Nasdaq NMS no later than 42 days from the date hereof. In fulfilling its obligation hereunder, the Company shall promptly respond to all requests for information and further documentation from the NASD and shall adopt such corporate governance measures as requested by the NASD."

14.10 The Company agrees with Beeson Gregory to use its best efforts (including disposing of investments) by no later than 14 July 2000 to cause the Company not to be or be controlled by an "investment company" under the US Investment Company Act of 1940.

15.  WHOLE AGREEMENT

     The parties to this agreement confirm that (save for any matters implied or arising as a matter of law):

15.1 save for the Engagement letter, this agreement and the agreements and documents referred to herein contain or refer to the whole of the terms of the agreement and arrangements between the parties or any of them with regard to the Placing;

15.2 this agreement may be executed as two or more documents in the same form and execution by all of the parties of at least one of such documents will constitute due execution of this agreement.

16.  TIME OF THE ESSENCE

     Time shall be of the essence of this agreement but any time, date or period mentioned in any clause of this agreement may be extended by mutual agreement between the Company and Beeson Gregory.

17.  NOTICES

17.1 Any notice to be given under this agreement shall be in writing and shall be served by sending it by hand, facsimile transmission or first class post:

17.1.1 if to the Company or to any of the Directors, to the Company's registered office for the time being, marked for the attention of the Chief Executive Officer ; and

17.1.2 if to Beeson Gregory, to its registered office for the time being, marked for the attention of the Head of Corporate Finance and Jonathan Freeman.

17.2 Any notice referred to in clause 17.1 shall be deemed to have been received:

17.2.1 if delivered by hand, on the day of delivery and in proving service it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

17.2.2 if sent by facsimile transmission, at the time of transmission or, if the time of transmission is not during the addressee's normal business hours, at 9.30 a.m. on the next Business Day and in proving service it shall be necessary only for the communication or a confirmatory letter to have been delivered by hand or sent by first class post on the same day but failure of the addressee to receive such confirmation shall not invalidate the relevant communication deemed given by facsimile transmission;

17.2.3 if sent by first class post, on the second Business Day after the day of posting (or five Business Days after the day of posting in the case of posting to an address outside the United Kingdom) and, in proving service, it shall be necessary only to prove a communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

18.  GOVERNING LAW

18.1 This agreement shall be governed by and construed in all respects in accordance with the laws of England.

18.2 In relation to any legal action or proceedings arising out of or in connection with this agreement ("Legal Proceedings"), each of the parties to this agreement (other than Beeson Gregory) who is not or who ceases to be resident in England ("Relevant Parties") hereby irrevocably submits to the exclusive jurisdiction of the English Courts and waives any objection to Legal Proceedings in such Courts on the grounds of venue or on the grounds that the Legal Proceedings have been brought in an inconvenient forum. These submissions shall not affect the right of any other party to take Legal Proceedings in any other jurisdiction, nor shall the taking of Legal Proceedings in any jurisdiction preclude any party from taking Legal Proceedings in any other jurisdiction.

18.3 Each of the Relevant Parties hereby undertakes to Beeson Gregory irrevocably to appoint, and each hereby appoints, the Company's UK Lawyers (Reference: SGG/KRP) to receive at its address set out at the beginning of this agreement, for him and on his behalf, service of process in any Legal Proceedings in England. Such service shall be deemed completed on delivery to such address (whether or not it is forwarded to or received by the relevant appointor).

EXECUTED as a DEED                  )
and DELIVERED by                    )
AUTHORISZOR INC.                    )       /s/ James L. Jackson
acting by                           )
JAMES LEONARD JACKSON               )


                                            Duly authorised signatory





                                            Duly authorised signatory

SIGNED as a DEED and                )

DELIVERED by                        )
RICHARD LANGEVIN,                   )
ACTING BY HIS ATTORNEY              )       /s/ James L. Jackson
JAMES, LEONARD JACKSON              )
in the presence of:                 )

/s/




SIGNED as a DEED and                )
DELIVERED by                        )
JAMES JACKSON                       )       /s/ James L. Jackson
in the presence of:                 )

/s/





SIGNED as a DEED and                )
DELIVERED by                        )
DAVID WRAY ACTING BY                )
HIS DULY AUTHORIZED                 )       /s/ James L. Jackson
ATTORNEY                            )
JAMES LEONARD JACKSON               )
in the presence of:                 )







SIGNED as a DEED and                )
DELIVERED by                        )
ROBERT JEFFCOCK ACTING BY           )
HIS DULY AUTHORIZED                 )       /s/ James L. Jackson
ATTORNEY                            )
JAMES LEONARD JACKSON               )
in the presence of:                 )

/s/

EXECUTED as a DEED                  )
and DELIVERED by                    )     /s/
BEESON GREGORY LIMITED              )
acting by:                          )



                                    Director





                                    Director

THE FIRST SCHEDULE
THE DIRECTORS

Richard Langevin

1 Justin Road, Natick, Massachusetts, USA



James Jackson

2 Parklands, Studley Roger, Ripon, North Yorkshire HG4 3AY



David Wray


54 New Park Road, Queensbury, BradFord, BD13 1FP



Robert Jeffcock

42B Roc Fleuri, 1 Rue du Tenao, MC 9300 Monaco

THE SECOND SCHEDULE

WARRANTIES

For the purpose of this second schedule, the term "Company" shall refer to the Company and all of its predecessors, by merger or otherwise.

THE PLACING AND PLACING DOCUMENTS

1.1 The Information Memorandum contains all such information as investors (including Beeson Gregory) and their professional advisers would reasonably require and reasonably expect to find in the Information Memorandum for the purpose of making an informed assessment of the assets and liabilities, business, financial position, profits and losses and prospects of the Group and of the rights attaching to the Placing Shares and the Option Shares.

1.2 All statements of fact in the Information Memorandum are true complete and accurate and not misleading in any material respect and all expressions of opinion, intention and expectation in the Placing Documents are truly and honestly held and either fairly based upon facts within the knowledge of the Directors or made on reasonable grounds.

1.3 The Information Memorandum contains the items of information required by the relevant law and regulations including the FSA and the Securities Act.

1.4 No Group Company has distributed any offering material in connection with the Placing other than the Placing Documents and other materials required to be so distributed by applicable law.

1.5 All material supplied by the Warrantors in connection with the Verification Notes and in response to the Legal Due Diligence Questionnaire was when supplied and is now true complete and accurate in all material respects and where such information was expressed as an opinion of the Group Company or its directors such opinion was and continues to be honestly and reasonably held by reference to the facts and circumstances now subsisting.

1.6 The Company has complied and will comply with all applicable laws and regulations with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

1.7 Neither the Company nor any of its Affiliates, nor any person acting on any of their behalves has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the offer and sale of the Placing Shares or the Option Shares under the Securities Act.

1.8 Neither the Company nor any of its Affiliates, nor any person acting on any of their behalves has engaged in any form of general solicitation or general advertising (within the meaning of

     Regulation D) in connection with any offer or sale of the Placing Shares or the Option Shares in the USA.

1.9 Neither the Company nor any of its or their Affiliates, or any person acting on any of their behalves (i) has engaged nor will engage in any directed selling efforts (as defined in Regulation S) and (ii) has complied and will comply with the offering restrictions requirements of Rule 903 of Regulation S, in each case, with respect to the Placing Shares or the Option Shares.

1.10 The Company has not paid or agreed to pay to any person any compensation for soliciting another to subscribe for or purchase any securities of the Company, except as contemplated by this agreement.

1.11 The Company has not taken, directly or indirectly, any action designed to cause or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

1.12 No consent, approval, authorisation, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or the offer and sale of the Placing Shares and the Option Shares under any law or regulation applicable in the USA or any of the Listed Countries, except filings under the Securities Act, Exchange Act and applicable state securities laws with respect to the Company's obligations under the Registration Rights Agreement and filings, under the Exchange Act to report the transactions contemplated herein or the offer and sale of the Placing Shares and the Option Shares.

1.13 The issue and sale of the Placing Shares or the Option Shares, the execution and delivery of this agreement, the consummation of any other of the transactions contemplated in it and, the fulfilment of its terms will not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the certificate or incorporation or bylaws of the Company or any of its Subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgement, order or decree applicable to the Company or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties.

1.14 Provided the offer and sale of the Placing Shares and the Option Shares is conducted in accordance with the provisions hereof, the offer and sale of the Placing Shares and the Option Shares is exempt from registration under the Securities Act by virtue of the exemption contained in Regulation S or in the case of any offer or sale to a US Person, section 4(2) of the Securities Act.

1.15 The summaries of the Acquisition and the Acquisition Agreement and the sale of Toucan Mining Limited set out in the Investment Memorandum are accurate and not materially misleading, including by omission.

THE GROUP

2.1 Each of the Company and the Subsidiaries has been duly organised and is validly existing (in the case of the Company as a corporation in good standing) under the laws of the jurisdiction in which it is chartered or organised with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Information Memorandum, and is duly qualified to do business as a foreign corporation (and in the case of the Company is in good standing) under the laws of each jurisdiction which requires such qualification.

2.2 All the outstanding shares of capital stock of each Subsidiary have been duly and validly authorised and issued and are fully paid and non-assessable, and, except as otherwise set forth in the Information Memorandum, all outstanding shares of capital stock of the Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

2.3 The Company is not required to register under the US Investment Company Act of 1940, as amended as it is a transient investment company within the meaning of Rule 3a-2 of the US Investment Company Act 1940, as amended.

2.4 The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

2.5 This agreement has been duly authorised, executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against each of them in accordance with its terms.

2.6 The Company and each of its Subsidiaries owns or leases all such properties as are necessary to the conduct of their operations as presently conducted.

2.7 Neither the Company nor any Subsidiary is in violation or default of (i) any provision of its certificate of incorporation or bylaws; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgement, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable in each case to an extent which is material.

2.8 The details of the Company and the Subsidiaries and WRDC set out in the Information Memorandum are accurate and in particular the directors of each Group Company are accurately identified as such in the Information Memorandum and each such director has been validly appointed and consented to act as a member of the board of each Group Company and the Subsidiaries are the only Subsidiary Undertakings of the Company.

2.9 The recitals at the beginning of this agreement are accurate and not misleading.

2.10 The Company currently satisfies the quantitative requirements for inclusion of its Shares in the Nasdaq NMS.

THE SHARES

3.1 The Company's authorised equity capitalisation is as set forth in the Information Memorandum; the outstanding Shares have been duly and validly authorised and issued and are fully paid and non-assessable; the Placing Shares and the Option Shares have been duly and validly authorised and, when issued and delivered to and paid for pursuant to this agreement, will be fully paid and non-assessable; the certificates for the Placing Shares and the Option Shares are in valid and sufficient form; and the holders of outstanding shares of capital stock of the Company are not entitled to pre-emptive or other rights to subscribe for the Placing Shares or the Option Shares. Except as set forth in the Information Memorandum, no options, warrants or other rights to subscribe or purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding; and the statements set forth in the Information Memorandum relating to the description of capital stock of the Company insofar as they purport to constitute a summary of the terms of the Shares fairly summarise the matters therein described.

3.2 The creation, issue and allotment of the Placing Shares in the manner proposed by the Placing Documents and the Option Shares will comply with US law and all other relevant law and regulations.

3.3 The Company has power under its by laws and certificate of incorporation to create, allot and issue the Placing Shares and to effect the Placing in the manner proposed and to enter into and perform this agreement without any further sanction or consent by members of the Company or any class of them and there is no consent required by the Company for the issue of the Placing Shares, to effect the Placing and to enter into this agreement and to perform its obligations under this agreement which has not been unconditionally and irrevocably obtained.

3.4 The Placing Shares and the Option Shares when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and will not be subject to any restrictions upon voting or transfer other than as set out in the Company's bye laws and articles or any other agreement or instrument to which the Company is a party.

3.5 All sums due in respect of the issued capital of each Group Company have been paid to and received by the relevant Group Company and save as disclosed in the Information Memorandum there are in force no options or other agreements which call for the issue of, or accord to any person the right to call for the issue of, any shares in or other securities of the Group Company.

3.6 When the Placing Shares and the Option Shares are allotted or transferred to Beeson Gregory or the Placees and paid for in accordance with the terms of this agreement, Beeson Gregory or the Placees will receive valid title to the Placing Shares and any Option Shares subscribed for or purchased by them, and the Placing Shares and such Option Shares will be issued, in each case, free and clear of all liens, charges, encumbrances and adverse claims.

WORKING CAPITAL

4.1 The working capital projections for the Group referred to or set out in the Working Capital Report have been approved by each Director after due and careful enquiry and have been accurately compiled on assumptions reasonably and honestly made which are believed by each Director to be reasonable.

4.2 The statements, forecasts, estimates and expressions of opinion or intention which the directors of the Company have made or given as set out in the Working Capital Report have been made after due and proper consideration, are honest and represent reasonable expectations on the basis of facts known or which could on reasonable enquiry have been known to the Directors

ACCOUNTS AND MANAGEMENT ACCOUNTS

5.1 The consolidated historical financial statements of the Company and its Subsidiaries included in the Information Memorandum present truly and fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles in the USA applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth in the Information
     Memorandum fairly presents, on the basis stated in the Information Memorandum, the information included therein; the pro forma financial statements included in the Information Memorandum includes assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the financial statements included in the Information Memorandum.

5.2 Grant Thornton, who have audited financial statements of the Company and its consolidated Subsidiaries and delivered their report with respect to the audited consolidated financial
                                             33
     statements and schedules included in the Information Memorandum, are independent public accountants with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

5.3 The Group maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorisation, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorisation; and
     (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.4 The Management Accounts have been prepared by the directors of the Company with due care and attention in accordance with the same accounting policies as the Audited Accounts and in the reasonable opinion of the directors of the Company, having made due and careful enquiry, show a reasonably accurate and fair view of the profit or loss of the Group as at the date and for the period in respect of which they have been prepared and are not affected by any exceptional or non-recurring items.

5.5 Since the Accounts Date there has been no material adverse change in the trading or financial position or prospects of any Group Company.

DIVIDENDS AND LOANS

6.1 Save as disclosed in the Information Memorandum, the Company has not paid or made any payment or transfer to shareholders of any dividend, bonus, loan or other distribution.

6.2 No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by or reflected in the Information Memorandum.

TAXATION

7.1  For the purpose of this clause 7:

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

              "Regulations" means the federal income tax regulations under the Code, promulgated by the Treasury Department and contained in Title 26 of the Code of Federal Regulations, including any amendments or any substitute or successor provisions thereto.

              "Tax" or "Taxes" or "Taxation" means any federal, state, local, foreign or other net income, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, franchise, employment, payroll, withholding (which includes, without limitation, income, payroll tax, foreign withholding, backup withholding, and any other withholding obligation imposed by the Code or a Governmental
              Body), value added, estimated, alternative or add on minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and

              "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any required schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

7.2 No Group Company has incurred, nor will incur, any liability in respect of any Taxation in respect of the period since the Accounts Date to the date hereof which is material in the context of the Placing, other than any such liabilities arising in the ordinary course of its business since the Accounts Date and any such liabilities arising since that date as a result of any transactions entered into by and affecting it which are disclosed in the Information Memorandum.

7.3 Each Group Company is registered for value added tax (of the equivalent) in every country in which it is liable to pay value added tax.

7.4 The statements in the Information Memorandum under the heading "Taxation" fairly summarise the matters therein described.

7.5 There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this agreement or the issue by the Company of the Placing Shares or the Option Shares or the issuance and sale of the Placing Shares and the Option Shares.

7.6 Tax Returns that are required to have been filed by the Company and each Subsidiary have been filed within the time and in the manner required by law, and all such Tax Returns are true and correct and accurately reflect the respective Tax liabilities of the Company and its Subsidiaries in all respects. All Taxes of the Company and each Subsidiary that have become due pursuant to such Tax Returns, or any assessments or demand for payment received, have been paid. The provision for Taxes reflected on the financial statements included in the Information Memorandum is adequate to cover all Tax liabilities, whether or not disputed, of the Company and each Subsidiary with respect to any taxable year or taxable period ending
                             35
     on or before the date thereof, and nothing has occurred subsequent to the such date to make any such provision inadequate. All Taxes related to taxable periods of the Company and each Subsidiary subsequent to the date of the financial statements contained in the Information Memorandum have been paid or are adequately reserved for on the books and records of the Company and each Subsidiary. There are no current, pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any Taxes. No Governmental Body has claimed that the Company or any Subsidiary is or may be subject to taxation by that Governmental Body. The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party. Neither the Company nor any Subsidiary has executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. No Tax Returns of the Company or any Subsidiary are presently subject to an extension of time to file.

7.7 Neither the Company nor any Subsidiary has filed, or has had filed on its behalf, an election under Section 341(f) of the Code that is applicable to the Company, any Subsidiary or any of their respective assets. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary, has been a member of an affiliated group that elected to file or was required to file consolidated returns for federal income tax purposes or consolidated, combined or unitary tax returns for state or local income tax purposes.

7.8 Neither the Company nor any Subsidiary has an interest in any entity that is treated as a partnership for federal income tax purposes.

7.9 Except to the extent disclosed in the Information Memorandum, neither the Company nor any Subsidiary is a successor to any other business entity by way of merger, reorganisation, liquidation or similar transaction.

7.10 There is no ruling issued to the Company or any Subsidiary (or closing agreement or gain recognition agreement to which the Company or any Subsidiary is a party) concerning Taxes from (or with) any Governmental Body.

PROPERTIES

8. The Information Memorandum contains details of the only properties owned, leased, licenced, or occupied by a Group Company or in respect of which the Group has any material liability (contingent or otherwise) and so far as the Warrantors are aware, there is no fact or circumstance as a result of which any person may validly require the relevant Group Company to vacate prematurely the Properties or to cease to carry on the business which it presently carries on at the Properties, which is, in either case, material in the context of the Placing.

ENVIRONMENT

9.   So far as the Warrantors are aware,  the Company and its  Subsidiaries  are
     (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, individually or taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Information Memorandum (exclusive of any amendment or supplement thereto); except as set forth in the Information Memorandum, neither the Company nor any of the Subsidiaries has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

INSURANCE

10. The Company and each of its Subsidiaries are insured by insurers of recognised financial responsibility against such losses and risks and in such amounts as are reasonably prudent in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Information Memorandum (exclusive of any amendment or supplement thereto).

INTELLECTUAL PROPERTY

11.1 In this warranty 11, "Intellectual Property Rights" means all Intellectual Property described or referred to in the Information Memorandum as owned or used by the Company and/or which is necessary or desirable for the conduct of its business as now or proposed to be conducted as described in the Information Memorandum or which otherwise relates to the business of the Company.

11.2 The Company is the sole beneficial owner of all Intellectual Property Rights owned by it ("Owned Rights") free from liens, charges and encumbrances and full particulars of each of such Owned Rights are set out in the written responses of the Company and its advisers to the Legal Due Diligence Questionnaire. Each of such Owned Rights which is registered is valid and enforceable.

11.3 The Warrantors have no reason to believe that any of the unregistered Owned Rights capable of registration would not be registered or granted on an application for such registration or grant and the Warrantors believe any such registration or grant will be valid.

11.4 The details of the Intellectual property Rights described or referred to in the Information Memorandum are true, complete and accurate in all material respects.
11.5 All Intellectual Property Rights material to the existing or proposed business of the Company other than the Owned Rights ("Licenced Rights") are licenced to the Company on the terms of subsisting licences ("Licences") which have been disclosed to Beeson Gregory's legal advisers. Each Licence grants the Company adequate rights to use and sub-licence the relevant Licenced Rights for the conduct of the business of the Group as now or proposed to be conducted as described in the Information Memorandum in all material respects. There are no agreements with third parties other than the Licences whereby any member of the Group is authorised to use any Intellectual Property.

11.6 The Licences are enforceable by the Company in accordance with their terms and there has not been any material default (or any event which with notice or lapse of time or both would constitute a default) under any of them by any member of the Group or (as far as the Company is aware) by any other party to such Licences.

11.7 Except as disclosed in writing to Beeson Gregory's legal advisers in response to the Legal Due Diligence Questionnaire, the Company does not use any Intellectual Property Rights which are capable of registration in countries in which the Group carries on or proposes to carry on its business other than in the countries where such rights have been registered and (in the case of any trade and service marks which form part of such Rights) other than in relation to the goods and services specified in the registration.

11.8 There is no reason to believe that any Owned Rights which are capable of registration in countries in which the Group carries on or proposes to carry on its business but in respect of which the Company has not been registered as proprietor cannot be registered by the Company, in each case to the full extent to which the registration of such Intellectual Property is possible in such countries. The Company has taken the steps referred to in the Information Memorandum and the written responses to the Legal Due Diligence Questionnaire to protect any Intellectual Property currently used by it which are or could through registration or the taking of any other steps become its property and are material to its business.

11.9 There has been no infringement by the Company of Intellectual Property held by third parties which would have a material adverse effect on the business, assets or prospects of the Group. So far as the Warrantors are aware, there has not been any infringement by third parties of the Owned Rights or the Licenced Rights which would have a material adverse effect on the business, assets or prospects of the Group.

11.10The Company has not done or omitted to do any act, matter or thing in respect of any Intellectual Property Rights which would impinge upon the validity or enforceability of the same or upon the right of the Company to use the same to an extent which is material in the context of the Group nor are there any outstanding obligations of the Company whether as to payment or otherwise which if left outstanding would so impinge.

11.11So far as the Warrantors are aware none of the Owned Rights is being used by any person other than the Group. None of the Intellectual Property Rights is the subject of any claim, opposition, assertion, infringement, attack, right, action or other restriction or arrangement of whatsoever nature which does or may impinge upon the validity, enforceability or ownership of the same or the utilisation thereof by any Group Company to an extent which is material in the context of the Group.

11.12So far as the Warrantors are aware, none of the activities of the Company infringes any right of any other person relating to Intellectual Property or gives rise to a liability for any royalty, compensation or similar payment.

11.13All formulae, processes and other information forming part of Owned Rights or the subject of any of the Licences (including in each case any know-how and confidential information) are adequately documented and to the extent that they are confidential or material in the context of the Group have not been (and nor is there any agreement that they will or may be) disclosed to any third party.

11.14 All documents material to the title to any Owned Rights and an original of all Licences are in the Company's possession.

INDEBTEDNESS

12.1 No circumstances have arisen or so far as the Warrantors are aware are likely to arise, such that any person is, or would with the giving of notice and/or lapse of time become, entitled to require payment of any material indebtedness (including, for the avoidance of doubt, pursuant to finance leases) of any Group Company before its stated maturity and no person to whom any material indebtedness of a Group Company which is payable on demand is owed has indicated to the Group Company that it now proposes to demand repayment.

12.2 No event has occurred or so far as the Warrantors are aware is about to occur by reason of the happening of which any secured or unsecured borrowings of any Group Company have become or would with the giving of notice or the lapse of time become repayable prior to maturity, and there are no circumstances known to any Group Company which are reasonably likely to lead to the occurrence of any such event.

MATERIAL CONTRACTS

13.1 No notice has been given to any of the Warrantors or action taken or is expected to be given or taken whereby any material agreement, instrument or arrangement to which any Group Company is a party would be terminated or amended in any material respect. No event has occurred or is subsisting or so far as the Warrantors are aware is about to occur, which constitutes or results in, or would with the giving of notice and/or lapse of time, constitute or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which it or any of its properties, revenues or assets are bound or in the infringement by any Group Company of any intellectual property rights held by third parties and which would, in any such case, have a material adverse effect on the business, assets or prospects of the Group.

13.2 The documents disclosed by the Company in response to the Legal Due Diligence Questionnaire include complete copies of all material contracts to which any Group Company is a party.

13.3 No Group Company has manufactured, sold or supplied products which are, or were, or will become, in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by any Group Company or with all applicable regulations, standards and requirements.

INSOLVENCY

14. No Group Company has taken any action nor have any other steps been taken or legal proceedings started or threatened against any Group Company for its the winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of its properties, revenues, undertakings or assets.

LITIGATION

15.1 Except as disclosed in the Information Memorandum neither the Warrantors nor any Group Company is engaged in any legal or arbitration proceedings or enquiries by any governmental or regulatory bodies which, individually or collectively, are material or may have or have had during the last 12 months a significant effect on the financial position or prospects of the Group Company or the Group taken as a whole and, so far as the Warrantors are aware, no such legal or arbitration proceedings are threatened or pending nor, so far as the Warrantors are aware, are there any circumstances which are likely to give rise to any such legal or arbitration proceedings.

15.2 The Group has adequate insurance in place in respect of any litigation relating to the Group which is disclosed in the Information Memorandum.

EMPLOYMENT

16.1 The Warrantors are not aware that any executive, key employee or significant group of employees of any Group Company plans to terminate employment with such Group Company. For the purposes of this clause, "key employee" means an employee whose annual salary is equal to or exceeds $30,000.

16.2 Neither any Director, nor so far as the Warrantors are aware any key employee, is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreement which would be violated by the present or proposed business activities of any Group Company.

16.3 No labour problem or dispute with the employees of the Company or any of its Subsidiaries exists or so far as the Warrantors are aware is threatened or imminent.

LEGAL DUE DILIGENCE REPORT

17. The information supplied by the Group and its advisers in response to the Questionnaire was, when provided, true and accurate in all material respects and no further information has been withheld, the absence of which would make misleading in any material respect the information so provided or which is material to be known by Beeson Gregory or its advisers in connection with the Placing and the information so supplied is accurate in all material respects and any opinions attributed to any of the Warrantors in such replies are honestly held and either fairly based upon facts within the knowledge of the Warrantors or made on reasonable grounds.

VERIFICATION NOTES

18. The replies to the Verification Notes, are true and accurate in all material respects and have been prepared or approved by persons reasonably believed by the Warrantors to have appropriate knowledge and responsibility to enable them properly to provide such replies and any statements of opinion contained in the replies to the Verification Notes are honestly held and either fairly based upon facts within the knowledge of the Warrantors or made on reasonable grounds.

RELATED PARTIES

19. The Information Memorandum contains details of all material agreements and arrangements (whether written or unwritten) entered into outside the ordinary course of business between a Group Company and any one or more of the directors of the Group or any connected persons of any one or more of such directors.

COMPLIANCE

20.1 No Group Company nor so far as the Warrantors are aware any of its officers has committed or is liable for any criminal, illegal or unlawful act or breach of any obligation or duty whether imposed by or pursuant to statute, contract, the relevant Group Company's by-laws or otherwise, and to the best of the knowledge, information and belief of the Warrantors no claim that it has or is doing so remains outstanding against any such member.

20.2 No Group Company has received notification that any investigation or enquiry is being or has been conducted by any governmental or other body in respect of the affairs of any member of the Group and to the best of the knowledge, information and belief of the Warrantors there are no circumstances which would give rise to such investigation or enquiry.

20.3 The Company and its Subsidiaries possess all licenses, certificates, permits and other authorisations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorisation or permit which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

20.4 The Company has offered and sold all of its issued and outstanding capital stock in accordance with the Securities Act, the Exchange Act and all rules and regulations promulgated thereunder, and the blue sky or other securities laws of any state the laws of which would have been applicable to any such offer or sale.

20.5 Since becoming subject to the Exchange Act, the Company has complied in all material respects with the provisions of the Exchange Act and all rules promulgated thereunder and has filed all reports required to be filed pursuant to the Exchange Act and all rules and regulations promulgated thereunder.

20.6 The Company and its officers, directors and Affiliates have never been the subject of an injunction, order or decree of the SEC or any federal or state court relating to US securities laws.

DIRECTORS' DETAILS

21. The answers given by each Director to Beeson Gregory in his director's questionnaire and the answers given by each Director in his declaration of business activities are true and accurate in all material respects and no further information has been withheld which would make such answers misleading.
NO VIOLATION OF SECURITIES LAWS

22.1 No Group Company and no predecessor or affiliate or associate of any Group Company has offered, sold or issued any of its securities in violation of any US federal securities laws or the securities laws (blue sky laws) of any state of the US.

22.2 Notwithstanding anything set forth herein, the Company's subsidiary, Toucan Mining plc (formerly named Toucan Mining Ltd) filed a Form 20-F with the SEC, which was withdrawn. The SEC issued a comment letter with respect to such Form 20-F, a copy of which has been provided to Beeson Gregory. The comments set forth in paragraphs 9, 10, 11, 12, 18, 19, 20, 21, 32, 33, 34,
     35, 46 and 50 to 88 of the comment letter may be applicable to reports filed by the Company with the SEC pursuant to the Exchange Act or with respect to other matters relating to the Company's compliance with applicable securities laws. Accordingly, any warranties set forth in this second schedule relating to compliance with applicable securities laws is qualified by reference to such comments.

DATA PROTECTION ACT

23. Each Subsidiary has complied with all requirements of the Data Protection Act 1984 and in particular:

23.1 has registered as a data user under that Act for all purposes for which registration is required by the business as carried on by that Subsidiary;

23.2 has complied with the data protection principles; and

23.3 no Group Company has received any notice letter or complaint alleging a breach by a Subsidiary of the provisions of the Data Protection Act 1984 and has no reason to believe that circumstances exist which may give rise to such a notice letter or complaint.

THIRD SCHEDULE

DOCUMENTS TO BE DELIVERED

1. A copy of the Information Memorandum and (on the date of publication) any supplemental memorandum required to be issued under the FSA signed by the directors of the Company or their attorneys.

2. A copy of the board and board committee minutes of the Company in the Agreed Form relating to the approval and issue of the Information Memorandum and the Placing and copies of all documents referred to therein.

3. Such number of conformed copies of the Information Memorandum and (on the date of publication) any supplementary information memorandum required to be issued as Beeson Gregory shall reasonably request.

4. Two copies of each of the Press Announcement in the Agreed Form on the date of its publication.

5.   Duly executed Lock-up Agreements in the Agreed Form.

6.   Duly executed Directors' Powers of Attorney in the Agreed Form.

7.   Duly signed Directors' Responsibility Letters.

8.   The following financial documents:

*8.1 the Company's Working Capital Letter in the agreed Form;

8.2  duly signed Accountants' Consent Letter in the agreed Form;

*8.3 duly signed Financial Information Comfort Letter in the agreed Form;

*8.4 duly signed Accountants Working Capital Comfort Letter in the agreed Form;

8.5  a copy of the Accounts, duly signed by the Accountants;

8.6  a copy of the Working Capital Report in the agreed Form; and

8.7  a copy of the Management Accounts signed by a Director.

9.   An original signed copy of the Verification Notes.

10. A copy of the certificate of incorporation and by-laws or memorandum and articles of association of each Group Company current at the date of this agreement and the Placing Date.

11. A copy of all board and shareholders' resolutions relating to creation, conversion and issue of the Placing Shares and the Option Shares.

12.  A copy of the leases and licences relating to the Properties.

13. The original questionnaires of the directors of the Company addressed to Beeson Gregory duly signed by such directors

14. A copy of the signed service agreements and letters of appointment of the directors of the Company.

15. A copy of each of the material contracts referred to in the Information Memorandum.

*16. A duly signed copy of the UK Legal Comfort Letter.

*17. A duly signed copy of the US Legal Comfort Letter.

18.  A duly executed copy of the Registration Rights Agreement.

19. The Acquisition Agreement and all agreements and documents referred to therein or entered into in connection therewith or pursuant thereto.

20. The share sale agreement relating to the sale by the Company of Toucan Mining Limited and all agreements and documents referred to therein or entered into in connection therewith or pursuant thereto.

* to be re-delivered in an up to date version on the day before the Placing Date

ANNEX A

Selling Restrictions for Offers and Sales outside the United States

Beeson Gregory acknowledges that the Placing Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the USA or to, or for the account or benefit of, US persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Except as permitted by Clause 21.9.1(i), Beeson Gregory represents that neither it nor, so far as it is aware, any selling agent appointed by it in connection with the Placing have offered or sold the Placing Shares or the Option Shares, and will not offer and sell the Placing Shares or the Option Shares (i) as part of their distribution at any time and (ii) otherwise until one year after the later of the commencement of the offering and the Time of Delivery, except in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, Beeson Gregory agrees that it, its Affiliates and all persons acting on its or their behalf will not make offers of the Placing Shares and the Option Shares to persons in the United States and that at the time a buy order is originated, the buyer will be outside the United States, or it or they will reasonably believe that the buyer is outside the United States. Further, Beeson Gregory agrees that neither it, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts in the United States with respect to the Placing Shares or the Option Shares, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Beeson Gregory agrees to engage in hedging transactions in the Company's Class A common stock only in accordance with the Securities Act. Beeson Gregory agrees that, at or prior to confirmation of sale of Securities, it will have sent to each distributor,  dealer or person  receiving  a  selling  concession,  fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

"The securities covered hereby have not been registered under the US Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, US persons (i) as part of their distribution at any time or (ii) otherwise until one year after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. Hedging transactions in the Company's common stock may only be engaged in if in compliance with the Securities Act. Terms used above have the meaning given to them by Regulation S".

Terms used in this paragraph have the meanings given to them by Regulation S.